UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: October 5, 2006
(Date of earliest event reported)
John D. Oil and Gas Company
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-30502 (Commission File Number)	94-6542723 (I.R.S. Employer Identification No.)

8500 Station Street, Suite 345 Mentor, Ohio (Address of principal executive offices)	44060 (Zip Code)
(440) 974-3770
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Effective October 5, 2006, John D. Oil and Gas Company (the “Company”) entered into an agreement to sell it’s self-storage facility located in Gahanna, Ohio pursuant to the Purchase and Sale Agreement (the “Agreement”) among Liberty Self Storage, Ltd. (the trade name of the Company), Columbus Tile Yard, LLC (together, the “Sellers”) and Buckeye Storage of Gahanna LLC, or its nominee (the “Purchaser”), for a cash purchase price of $1,450,000, subject to potential adjustments for rent receivables as described below. $150,000 of the purchase price was allocated to the vacant land owned by Columbus Tile Yard, LLC. Richard M. Osborne, the Company’s Chairman of the Board and Chief Executive Officer, is the owner of Columbus Tile Yard.
The purchase price may be increased in an amount equal to 100% of rent receivables past due at closing by less than 30 days and 50% of rent receivables past due at closing by more than 30 but less than 60 days. The Purchaser will have a period of 30 days after the delivery of the Sellers’ due diligence items to conduct due diligence. If the Purchaser determines that the property to be purchased is not suitable for its intended purpose or that it cannot obtain financing, Purchaser may terminate the Agreement at any time prior to the expiration of the due diligence period. Closing will occur on the earlier of the 30th day after Purchaser notified the Seller in writing that it is prepared to close or the 100th day after the expiration of the due diligence period.
The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

10.1	The Purchase and Sale Agreement (the “Agreement”) among Liberty Self Storage, Ltd., Columbus Tile Yard, LLC and Buckeye Storage of Gahanna LLC, or its nominee, effective as of October 5, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John D. Oil and Gas Company
By:	/s/ C. Jean Mihitsch
Name: C. Jean Mihitsch
Title: Chief Financial Officer

Dated: October 12, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	The Purchase and Sale Agreement (the “Agreement”) among Liberty Self Storage, Ltd. (the trade name of the Company), Columbus Tile Yard, LLC and Buckeye Storage of Gahanna LLC, or its nominee, effective as of October 5, 2006